Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2008 Earnings

November 7, 2008, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2008. Total revenue for the three months ended September 30, 2008 (“2008 Quarter”) increased 7.7% to $40,947,000 compared to $38,014,000 for the three months ended September 30, 2007 (“2007 Quarter”). Operating income, which is net income available to common stockholders before gain on property disposition, minority interests and preferred stock dividends, decreased 5.8% to $11,264,000 for the 2008 Quarter compared to $11,956,000 for the 2007 Quarter. This $692,000 decrease in operating income includes a one-time $1,112,000 non-cash depreciation charge resulting from the demolition of a portion of the Smallwood Village Center in conjunction with the Company’s redevelopment of the property. The Company issued approximately $79,300,000 of Series B preferred stock in March 2008, which increased the 2008 Quarter preferred stock dividends by $1,785,000. Primarily as a result of these two events, net income available to common stockholders decreased to $5,736,000 or $0.32 per diluted share for the 2008 Quarter, compared to $7,624,000 or $0.43 per diluted share for the 2007 Quarter.

Same property revenue for the total portfolio increased 3.9% for the 2008 Quarter compared to the 2007 Quarter and same property operating income increased 0.7%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 1.9% for the 2008 Quarter compared to the 2007 Quarter. This shopping center operating income increase resulted primarily from base rent growth and to a lesser extent, an increase in lease termination fees. These increases were offset in part by increased real estate

www.SaulCenters.com

taxes and property operating expenses, net of tenant recoveries, and an increase in credit loss reserves. Same property operating income in the office portfolio decreased 3.2% for the 2008 Quarter compared to the 2007 Quarter. This decrease resulted primarily from the 1.2% leasing percentage decrease, from 96.5% at the 2007 Quarter end to 95.3% at the 2008 Quarter end.

For the nine months ended September 30, 2008 (“2008 Period”), total revenue increased 7.2% to $119,774,000 compared to $111,775,000 for the nine months ended September 30, 2007 (“2007 Period”) and operating income increased 1.4% to $34,512,000 compared to $34,042,000 for the 2007 Period. This $470,000 increase in operating income includes a one-time $1,112,000 non-cash depreciation charge resulting from the demolition of a portion of the Smallwood Village Center in conjunction with the Company’s redevelopment of the property. Preferred stock dividends increased by $3,668,000 in the 2008 Period due to the Company’s Series B preferred stock issue. Primarily as a result of these two events, net income available to common stockholders decreased to $19,212,000 or $1.07 per diluted share for the 2008 Period, compared to $21,424,000 or $1.21 per diluted share for the 2007 Period. Same property revenue for the total portfolio increased 3.8% for the 2008 Period compared to the 2007 Period and same property operating income increased 1.8%. For the 2008 Period, shopping center same property operating income increased 2.5% due to the stabilization of Lansdowne Town Center, rental rate growth at Southdale and several other shopping centers, and to a lesser extent, an increase in lease termination fees. These increases were offset in part by increased property operating expenses and real estate taxes, net of tenant recoveries, and an increase in credit loss reserves. Same property operating income in the office portfolio remained relatively stable, decreasing 0.6% for the 2008 Period.

As of September 30, 2008, 94.7% of the operating portfolio was leased compared to 95.4% for September 30, 2007. On a same property basis, 94.6% of the portfolio was leased, compared to the prior year level of 95.4%. The 2008 same property leasing percentages decreased due to a net decrease of approximately 65,000 square feet of leased space. The majority of this leasing decrease, approximately 37,000 square feet, occurred at South Dekalb Plaza in Atlanta, Georgia. Leasing also decreased approximately 12,000 square feet at Avenel Business Park in Gaithersburg, Maryland and approximately 11,000 square feet at Seabreeze Plaza in Palm Harbor, Florida.

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Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 3.1% to $15,966,000 in the 2008 Quarter compared to $16,481,000 for the 2007 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 4.2% to $0.68 per share for the 2008 Quarter compared to $0.71 per share for the 2007 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2008 Period decreased 0.5% to $47,263,000 from $47,518,000 during the 2007 Period. Per share FFO available to common shareholders for the 2008 Period decreased 1.5% to $2.02 from $2.05 per diluted share, for the 2007 Period. Improved property operating results were offset by increased preferred stock dividends of $1,785,000 ($0.08 per diluted share) and $3,668,000 ($0.16 per diluted share), for the 2008 Quarter and 2008 Period, respectively, arising from the Company’s Series B preferred stock issue.

Approximately 97% of the Company’s debt consists of fixed rate, amortizing non-recourse mortgage loans, none of which mature until December 2011. The mortgage maturing December 2011 will have a remaining balance of $62,233,000, or only 54% of the original amount borrowed, as a result of loan principal repaid monthly over the term of the loan. The Company has no outstanding borrowings on its $150 million revolving credit facility.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 50 community and neighborhood shopping center and office properties totaling approximately 8.2 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Real estate investments
Land	$215,407	$167,007
Buildings and equipment	711,628	673,328
Construction in progress	83,322	49,592

	1,010,357	889,927
Accumulated depreciation	(247,994)	(232,669)

	762,363	657,258
Cash and cash equivalents	25,137	5,765
Accounts receivable and accrued income, net	35,821	33,967
Deferred leasing costs, net	16,558	16,190
Prepaid expenses, net	4,642	2,571
Deferred debt costs, net	6,148	6,264
Other assets	4,971	5,428

Total assets	$855,640	$727,443

Liabilities
Mortgage notes payable	$567,680	$524,726
Revolving credit facility	—	8,000
Dividends and distributions payable	14,722	12,887
Accounts payable, accrued expenses and other liabilities	21,107	13,159
Deferred income	24,790	15,147

Total liabilities	628,299	573,919

Minority interests	2,944	4,745

Stockholders’ equity
Preferred stock	179,328	100,000
Common stock	181	178
Additional paid-in capital	163,813	161,618
Accumulated deficit	(118,925)	(113,017)

Total stockholders’ equity	224,397	148,779

Total liabilities and stockholders’ equity	$855,640	$727,443

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,466	$30,064	$93,599	$88,616
Expense recoveries	7,652	6,638	21,730	19,518
Percentage rent	253	249	799	763
Other	1,576	1,063	3,646	2,878

Total revenue	40,947	38,014	119,774	111,775

Operating expenses
Property operating expenses	5,360	4,777	14,872	13,925
Provision for credit losses	236	65	660	280
Real estate taxes	4,241	3,558	12,530	10,622
Interest expense and amortization of deferred debt costs	8,568	8,497	25,877	25,116
Depreciation and amortization of deferred leasing costs	8,487	6,525	22,419	19,476
General and administrative	2,791	2,636	8,904	8,314

Total operating expenses	29,683	26,058	85,262	77,733

Operating income	11,264	11,956	34,512	34,042
Gain on property disposition	—	—	205	—
Minority interests	(1,743)	(2,332)	(5,837)	(6,618)

Net income	9,521	9,624	28,880	27,424
Preferred dividends	(3,785)	(2,000)	(9,668)	(6,000)

Net income available to common stockholders	$5,736	$7,624	$19,212	$21,424

Per share net income available to common stockholders:
Diluted	$0.32	$0.43	$1.07	$1.21

Weighted average common stock:
Common stock	17,834	17,674	17,801	17,540
Effect of dilutive options	157	157	170	179

Diluted weighted average common stock	17,991	17,831	17,971	17,719

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2008	2007	2008	2007
		(Unaudited)		(Unaudited)
Reconciliation of net income to funds from operations (FFO):	(1)
Net Income		$9,521	$9,624	$28,880	$27,424
Less: Gain on property disposition		—	—	(205)	—
Add: Real property depreciation & amortization		8,487	6,525	22,419	19,476
Add: Minority interests		1,743	2,332	5,837	6,618

FFO		19,751	18,481	56,931	53,518
Less: Preferred dividends		(3,785)	(2,000)	(9,668)	(6,000)

FFO available to common shareholders		$15,966	$16,481	$47,263	$47,518

Weighted average shares :
Diluted weighted average common stock		17,991	17,831	17,971	17,719
Convertible limited partnership units		5,416	5,416	5,416	5,416

Diluted & converted weighted average shares		23,407	23,247	23,387	23,135

Per share amounts:
FFO available to common shareholders (diluted)		$0.68	$0.71	$2.02	$2.05

Reconciliation of net income to same property operating income:
Net income		$9,521	$9,624	$28,880	$27,424
Add: Interest expense and amortization of deferred debt costs		8,568	8,497	25,877	25,116
Add: Depreciation and amortization of deferred leasing costs		8,487	6,525	22,419	19,476
Add: General and administrative		2,791	2,636	8,904	8,314
Less: Gain on property disposition		—	—	(205)	—
Less: Interest income		(190)	(115)	(501)	(353)
Add: Minority interests		1,743	2,332	5,837	6,618

Property operating income		30,920	29,499	91,211	86,595
Less: Acquisitions & developments		(1,508)	(291)	(3,456)	(370)

Total same property operating income		$29,412	$29,208	$87,755	$86,225

Total shopping centers		$22,641	$22,211	$67,000	$65,341
Total office properties		6,771	6,997	20,755	20,884

Total same property operating income		$29,412	$29,208	$87,755	$86,225

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.